EXHIBIT 99.1

PRESS RELEASE	Corporate Headquarters
2100 McKinney Avenue
Suite 1250
Dallas, Texas 75201
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR FIRST-QUARTER 2021
GAAP EPS of $0.78 and Adjusted EPS of $0.86
Dallas, TX – April 29, 2021 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the first quarter ended March 31, 2021.
“We are off to a strong start in 2021, with the highest first-quarter revenue and adjusted earnings per share ever for the company,” said Bob Sulentic, CBRE’s president and chief executive officer. “Our performance is being propelled by our long-standing efforts to diversify our business across four key dimensions: property types, lines of business, geographic markets and client types. The broad diversification of our business, coupled with decisive actions in 2020 to re-set our cost structure, underpinned our earnings growth for the quarter, and we expect to see continued benefits in the quarters and years ahead.”
Mr. Sulentic continued: “For full-year 2021, we now expect adjusted earnings per share to meaningfully surpass 2019’s peak level, with potential upside from discretionary capital deployment. Notably, our outlook for 2021 and beyond envisions strong growth even with continued pressure on the office market. Clearly, that pressure remains very acute right now, particularly in densely populated gateway cities, and will remain challenging for some time to come. However, we strongly believe the pressures on office will recede from today’s extreme levels, as vaccine rollouts continue and companies settle into new normal work regimes.”

CBRE Press Release
April 29, 2021

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (in millions, except per share data):

			% Change
	Q1 2021	Q1 2020	USD	LC (1)
Operating Results
Revenue	$5,939	$5,889	0.8%	(1.3%)
Net revenue (2)	3,359	3,431	(2.1%)	(4.4%)
GAAP net income	266	172	54.6%	51.1%
GAAP EPS	$0.78	$0.51	54.7%	51.2%
Adjusted EBITDA (3)	491	430	14.1%	11.9%
Adjusted net income (4)	293	254	15.1%	12.4%
Adjusted EPS (4)	$0.86	$0.75	15.2%	12.4%

Cash Flow Results
Cash used by operations	$(193)	$(129)	50.2%
Less: Capital expenditures	30	62	(52.4)%
Free cash flow (5)	$(223)	$(191)	16.8%
Financial Reporting Changes
Effective January 1, 2021, CBRE made the following changes to its reporting of financial results:
•    Established a new measurement of profit and loss at the business segment level, referred to as segment operating profit. This measure isolates corporate and other overhead costs as well as certain strategic equity investments that are not driven by the three operating segments into a new segment, called Corporate and Other. Previously, corporate and other overhead costs were reported primarily within the Advisory Services segment.
•    Included all project management revenue and expenses in the Global Workplace Solutions segment. Previously, project management was divided between the Global Workplace Solutions and the Advisory Services segments.
•    Included all revenue and expenses for leasing and sales in the Advisory Services segment. Previously, a portion of leasing and sales was reported in the Global Workplace Solutions segment.
•    Adopted net revenue as a non-GAAP financial metric. Net revenue is gross revenue less pass through costs largely associated with subcontracted vendor work performed for clients, which generally has no margin. Prior to 2021, the company utilized fee revenue to analyze its overall financial performance. Fee revenue excluded subcontracted vendor work and additional reimbursed costs, primarily related to employees dedicated to clients, some of which included minimal margin.
Prior-period results have been recast to reflect these changes.

CBRE Press Release
April 29, 2021

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (in millions):

			% Change
	Q1 2021	Q1 2020	USD	LC
Revenue	$1,708	$1,803	(5.3%)	(7.3%)
Net revenue	1,689	1,784	(5.3%)	(7.3%)
Segment operating profit (6)	332	333	(0.2%)	(1.2%)
Segment operating profit on revenue margin (7)	19.5%	18.5%	1.0%	1.2%
Segment operating profit on net revenue margin (7)	19.7%	18.7%	1.0%	1.2%
In Advisory Services, the effects of Covid-19 eased somewhat but continued to hamper lease and sales activity. While overall revenue declined, strong performance in international markets, coupled with the benefit of cost actions in 2020 and higher gains on servicing rights for Government-Sponsored Enterprise (GSE) mortgages, led to roughly flat segment operating profit in the first quarter.
Leasing revenue remained under pressure, falling 17% (18% local currency). Overall leasing activity was weak in the United States, with revenue down 24%, although activity improved moderately later in the quarter. International markets were generally more resilient. For example, total leasing revenue rose 26% (20% local currency) in North Asia, paced by Greater China and Korea, and 11% (5% local currency) in the United Kingdom. Surging demand drove a 28% increase in global leasing revenue for the industrial and logistics sector. Notably, office leasing activity continued to diverge geographically. Office leasing in Asia Pacific was roughly flat as compared with the prior-year first quarter and declined 13% in Europe, the Middle East & Africa, while Americas office leasing revenue fell 47%.
Capital markets activity continued to rebound. Global property sales revenue fell 9% (11% local currency), by far the mildest decline since the Covid-19-induced downturn began in the second quarter of 2020. The United Kingdom, up 18% (12% local currency), India/Southeast Asia/Middle East/Africa, up 75% (73% local currency), and Pacific, up 59% (40% local currency), exhibited particularly robust growth. Outside of these regions, growth was notably strong in Greater China and Latin America, particularly Brazil. In contrast, the United States saw sales revenue slide 16% from last year’s first quarter.
Commercial mortgage revenue rose 14% (13% local currency) from first-quarter 2020. The growth reflects the GSEs’ continued appetite for multifamily assets, including affordable housing, and large loans placed with commercial banks. Spreads on commercial real estate loans continued to tighten, partially offsetting the higher 10-year Treasury yields in the quarter.
Revenue from loan servicing increased 22% (20% local currency) for the quarter. The loan servicing portfolio totaled approximately $285 billion at quarter’s end, up 19% over the past year. Valuation also performed well, with revenue up 8% (3% local currency), driven by growth in most international markets. Property management’s net revenue edged up 2%, but dipped 1% in local currency.

CBRE Press Release
April 29, 2021

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (in millions):

			% Change
	Q1 2021	Q1 2020	USD	LC
Revenue	$4,026	$3,885	3.6%	1.6%
Net revenue	1,465	1,446	1.3%	(1.0%)
Segment operating profit	152	107	42.3%	38.7%
Segment operating profit on revenue margin	3.8%	2.8%	1.0%	1.0%
Segment operating profit on net revenue margin	10.4%	7.4%	3.0%	3.0%
In the GWS business segment, resilient demand for facilities management, particularly for data centers, combined with cost-saving measures, led to robust global segment operating profit growth.
Despite continued Covid-19-related challenges, facilities management, which is largely contractual, accounted for nearly 80% of the segment’s net revenue and rose 4% (1% local currency). Data center management assignments grew robustly. Project management net revenue declined 7% (9% local currency), reflecting tepid demand for projects, such as space fit-outs, which are often tied to leasing activity.
The facilities management new business pipeline picked up from year-end, and now exceeds its year-end 2019 level, as the reopening of economies continues. Pipeline growth was driven by demand from diverse sectors, including life sciences, technology, manufacturing and professional services.
The segment’s overall margin on net revenue expanded approximately 300 basis points, reflecting continued lower discretionary spending and structural changes to the cost base implemented in 2020. This margin expansion also includes an 80-basis-point benefit from the adverse impact of the reduction of a contractual client relationship in the first quarter of 2020.
Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (in millions):

			% Change
	Q1 2021	Q1 2020	USD	LC
Revenue	$211	$211	(0.2%)	(4.0%)
Adjusted revenue (8)	226	203	11.3%	7.7%
Segment operating profit (9)	61	43	40.8%	35.3%
The sharp increase in the REI segment’s segment operating profit was primarily driven by investment management growth.
Investment management revenue rose 9% (4% local currency) to $132.1 million, reflecting sharply higher asset management as well as incentive and development fees. Operating profit (13) rose more than 200% (approximately 200% local currency), reflecting revenue gains, prudent cost management, higher co-investment returns and a $24 million equity earnings related to an accounting methodology change. These

CBRE Press Release
April 29, 2021

items more than offset a nearly $14 million decline in carried interest revenue compared with the first quarter of 2020.
Assets under management ended first-quarter 2021 at $124.5 billion, a record high for the company and an increase of $1.8 billion ($3.5 billion local currency) from year-end 2020. The increase reflected higher asset valuations and net capital inflows, partially offset by adverse foreign currency movement.
U.S. real estate development contributed $10.9 million of operating profit in the first quarter, down significantly from the year-earlier first quarter. The decrease was due to the timing of asset sales, which were especially robust in last year’s first quarter. The U.K. multifamily development business (Telford Homes) produced a $2.1 million loss, reflecting continued Covid-19-related challenges.
The in-process development portfolio ended the first quarter of 2021 at $15.0 billion, up $0.1 billion from year-end 2020 – a record level for the company. Three asset types that remain in strong demand, multifamily, industrial and health care, plus office buildings that are at least 90% leased, comprise more than 80% of this portfolio. The pipeline increased by $0.7 billion from year-end 2020 to $6.8 billion.
The company’s startup flexible workspace business, Hana, had an operating loss of $16.1 million, up from a $9.1 million loss in first-quarter 2020. The higher loss is primarily attributable to deal costs and software write-downs associated with the previously announced sale of Hana to Industrious National Management Company LLC (Industrious), a leading provider of flexible workspaces. CBRE remains on pace to boost its ownership stake in Industrious from 35% to 40% and to complete the sale of Hana to Industrious, with both the increased ownership and Hana sale expected to be completed in the second quarter.
Corporate and Other Segment
The Corporate segment primarily reflects overhead costs. The operating loss in the company’s Corporate segment rose 2% to $54 million. This reflects an increase in stock-based and other incentive compensation in the current quarter, which had been significantly reduced in the 2020 first quarter due to the negative effect of Covid-19. This increase was partially offset by venture investment gains totaling approximately $26 million in the current quarter.
Adjustments to GAAP Net Income and Earnings Per Share
Adjustments to GAAP net income totaled $26.4 million on a net basis. This included approximately $34.9 million of positive pre-tax adjustments, including $18.4 million of non-cash acquisition-related depreciation and amortization; $15.3 million of investment management carried interest incentive compensation expense to align with the timing of associated carried interest revenue, $1.1 million of fair value adjustments to real estate assets acquired in the Telford Homes acquisition; and an $8.5 million net tax adjustment associated with the aforementioned pre-tax adjustments.
GAAP net income increased 55% (51% local currency) to $266 million and earnings per share increased 55% (51% local currency) to $0.78, compared with the prior-year period. Adjusted net income and adjusted earnings per share both increased 15% (12% local currency) to $292.6 million and $0.86, respectively, compared with the prior-year period. The 2020 first quarter included a $75 million impairment that resulted, in part, from the impact of the Covid-19 pandemic.

CBRE Press Release
April 29, 2021

Capital Allocation Overview
•Free Cash Flow – During the first quarter of 2021, the free cash flow deficit increased 17% to approximately $223 million. This reflected cash used by operating activities of $193 million, less total capital expenditures of $29.6 million. Net capital expenditures (of which a considerable portion during the period was discretionary) totaled $28.0 million. (10)
•Stock Repurchase Program – The company repurchased $64.1 million of its stock during the first quarter of 2021. There was $285.9 million of capacity remaining under the company’s authorized stock repurchase as of March 31, 2021.
•Acquisitions and Investments – During the first quarter of 2021, as previously mentioned, the company purchased an incremental interest in Industrious, bringing its current ownership stake to 35%. In addition, the company acquired a small project management company based in Los Angeles.
Leverage and Financing Overview
•Leverage – The company’s net leverage ratio (net debt (11) to trailing twelve-month adjusted EBITDA) was 0.02x as of March 31, 2021, which is substantially below the company's primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
March 31, 2021
Total debt	$1,855
Less: Cash (12)	1,808
Net debt	$47

Divided by: Trailing twelve month adjusted EBITDA	$1,953

Net leverage ratio	0.02x
•Liquidity – As of March 31, 2021, the company had approximately $4.6 billion of total liquidity, consisting of approximately $1.8 billion in cash, plus the ability to borrow an aggregate of approximately $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
April 29, 2021

Conference Call Details
The company’s first quarter earnings webcast and conference call will be held today (Thursday, April 29, 2021) at 8:30 a.m. Eastern time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern time on April 29, 2021. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13718751#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2020 revenue). The company has more than 100,000 employees serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises (GSEs); our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a

CBRE Press Release
April 29, 2021

reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; and any inability for us to implement and maintain effective internal controls over financial reporting; and the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2021, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.

CBRE Press Release
April 29, 2021

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.
(3)Adjusted EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, and integration and other costs related to acquisitions.
(4)Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, and asset impairments.
(5)Free cash flow is calculated as cash flow used by operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, and integration and other costs related to acquisitions. Prior period results have been recast to conform to this definition.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.
(9)Segment operating profit in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.
(10)For the three months ended March 31, 2021, the company incurred capital expenditures of $29.6 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $1.6 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(11)Net debt is calculated as total debt (excluding non-recourse debt) less cash available for company use.
(12)Cash represents cash and cash equivalents (excluding restricted cash) and excludes $101.9 million of cash in consolidated funds and other entities not available for company use at March 31, 2021.
(13)Represents line of business profitability.

CBRE Press Release
April 29, 2021

CBRE GROUP, INC.
OPERATING RESULTS
FOR THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Net revenue	$3,358,983	$3,431,230
Pass through costs also recognized as revenue	2,579,896	2,457,938
Total revenue	5,938,879	5,889,168

Costs and expenses:
Cost of revenue	4,719,546	4,712,674
Operating, administrative and other	828,327	790,066
Depreciation and amortization	122,078	113,794
Asset impairment	—	75,171
Total costs and expenses	5,669,951	5,691,705

Gain on disposition of real estate (1)	156	22,827

Operating income	269,084	220,290

Equity income from unconsolidated subsidiaries (1)	83,594	20,631
Other income (loss)	2,732	(193)
Interest expense, net of interest income	10,106	16,016
Income before provision for income taxes	345,304	224,712
Provision for income taxes	76,327	51,182
Net income	268,977	173,530
Less: Net income attributable to non-controlling interests (1)	2,775	1,335
Net income attributable to CBRE Group, Inc.	$266,202	$172,195

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.79	$0.51
Weighted average shares outstanding for basic income per share	335,860,494	334,969,826

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.78	$0.51
Weighted average shares outstanding for diluted income per share	339,580,504	339,737,911

Adjusted EBITDA	$491,144	$430,351
_______________
(1)Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $86.5 million and $40.6 million for the three months ended March 31, 2021 and 2020, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release
April 29, 2021

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2021

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$1,689,393	$1,464,606	$211,129	$(6,145)	$3,358,983
Pass through costs also recognized as revenue	18,619	2,561,277	—	—	2,579,896
Total revenue	1,708,012	4,025,883	211,129	(6,145)	5,938,879

Costs and expenses:
Cost of revenue	987,577	3,697,773	40,990	(6,794)	4,719,546
Operating, administrative and other	388,607	176,011	180,980	82,729	828,327
Depreciation and amortization	69,754	34,459	10,430	7,435	122,078
Total costs and expenses	1,445,938	3,908,243	232,400	83,370	5,669,951

Gain on disposition of real estate	—	—	156	—	156

Operating income (loss)	262,074	117,640	(21,115)	(89,515)	269,084

Equity income (loss) from unconsolidated subsidiaries	750	(182)	56,894	26,132	83,594
Other income	1	266	427	2,038	2,732
Less: Net income attributable to non-controlling interests	279	6	2,490	—	2,775
Add-back: Depreciation and amortization	69,754	34,459	10,430	7,435	122,078
Adjustments:
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	15,332	—	15,332
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	1,099	—	1,099

Segment operating profit (loss)	$332,300	$152,177	$60,577	$(53,910)
Adjusted EBITDA					$491,144
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
April 29, 2021

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2020

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate, Other and Eliminations (1)	Consolidated
Revenue:
Net revenue	$1,783,558	$1,445,720	$211,470	$(9,518)	$3,431,230
Pass through costs also recognized as revenue	19,129	2,438,809	—	—	2,457,938
Total revenue	1,802,687	3,884,529	211,470	(9,518)	5,889,168

Costs and expenses:
Cost of revenue	1,054,172	3,611,554	55,049	(8,101)	4,712,674
Operating, administrative and other	419,257	166,680	150,160	53,969	790,066
Depreciation and amortization	70,577	32,441	4,444	6,332	113,794
Asset impairment	—	50,171	25,000	—	75,171
Total costs and expenses	1,544,006	3,860,846	234,653	52,200	5,691,705

Gain on disposition of real estate	—	—	22,827	—	22,827

Operating income (loss)	258,681	23,683	(356)	(61,718)	220,290

Equity income from unconsolidated subsidiaries	1,035	517	18,902	177	20,631
Other income (loss)	2,911	169	(2,639)	(634)	(193)
Less: Net income (loss) attributable to non-controlling interests	239	14	1,082	—	1,335
Add-back: Depreciation and amortization	70,577	32,441	4,444	6,332	113,794
Add-back: Asset impairment	—	50,171	25,000	—	75,171
Adjustments:
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	—	—	5,753	—	5,753
Costs incurred related to legal entity restructuring	—	—	—	3,241	3,241
Integration and other costs related to acquisitions	—	—	783	—	783
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(7,784)	—	(7,784)

Segment operating profit (loss)	$332,965	$106,967	$43,021	$(52,602)
Adjusted EBITDA					$430,351
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
April 29, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents (1)	$1,910,326	$1,896,188
Restricted cash	91,381	143,059
Receivables, net	4,232,561	4,394,954
Warehouse receivables (2)	686,317	1,411,170
Contract assets	449,235	471,827
Income taxes receivable	108,811	137,311
Property and equipment, net	774,301	815,009
Operating lease assets	1,000,729	1,020,352
Goodwill and other intangibles, net	5,175,162	5,189,522
Investments in unconsolidated subsidiaries	682,559	452,365
Investments held in trust - special purpose acquisition company	402,507	402,501
Other assets, net	1,734,839	1,704,885

Total assets	$17,248,728	$18,039,143

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$4,883,731	$5,544,649
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	675,473	1,383,964
Senior term loans, net	766,298	785,678
4.875% senior notes, net	594,755	594,524
2.500% senior notes, net	487,293	—
Other debt	6,827	6,844
Operating lease liabilities	1,297,512	1,325,321
Other long-term liabilities	881,056	892,503

Total liabilities	9,592,945	10,533,483

Non-controlling interest subject to possible redemption - special purpose acquisition company	384,399	385,573

Equity:
CBRE Group, Inc. stockholders' equity	7,230,370	7,078,326
Non-controlling interests	41,014	41,761

Total equity	7,271,384	7,120,087

Total liabilities and equity	$17,248,728	$18,039,143

(1)Includes $101.9 million and $102.9 million of cash in consolidated funds and other entities not available for company use as of March 31, 2021 and December 31, 2020, respectively.
(2)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
April 29, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$268,977	$173,530
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	122,078	113,794
Amortization of financing costs	1,609	1,501
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(72,045)	(52,373)
Asset impairments	—	75,171
Net realized and unrealized (gains) losses, primarily from investments	(2,732)	193
Provision for doubtful accounts	731	9,059
Net compensation expense (reversal) for equity awards	35,786	(1,239)
Equity income from unconsolidated subsidiaries	(83,594)	(20,631)
Distribution of earnings from unconsolidated subsidiaries	32,986	29,185
Proceeds from sale of mortgage loans	4,643,685	3,595,631
Origination of mortgage loans	(3,909,261)	(3,859,407)
(Decrease) increase in warehouse lines of credit	(708,491)	281,657
Tenant concessions received	1,578	13,292
Purchase of equity securities	(2,398)	(3,559)
Proceeds from sale of equity securities	3,017	4,925
(Increase) decrease in real estate under development	(15,901)	7,742
Decrease in receivables, prepaid expenses and other assets (including contract and lease assets)	161,221	52,796
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(245,522)	(27,089)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(469,213)	(605,950)
Decrease in net income taxes receivable/payable	41,660	108,609
Other operating activities, net	2,381	(25,610)
Net cash used in operating activities	(193,448)	(128,773)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,597)	(62,241)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(2,726)	(25,897)
Contributions to unconsolidated subsidiaries	(168,392)	(32,155)
Distributions from unconsolidated subsidiaries	6,795	18,994
Other investing activities, net	16	9,068
Net cash used in investing activities	(193,904)	(92,231)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	331,671
Repayment of revolving credit facility	—	(331,701)
Proceeds from notes payable on real estate	23,737	—
Proceeds from issuance of 2.500% senior notes	492,255	—
Repurchase of common stock	(61,108)	(50,028)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(512)	(6,230)
Units repurchased for payment of taxes on equity awards	(34,883)	(36,873)
Non-controlling interest contributions	72	622
Non-controlling interest distributions	(2,652)	(497)
Other financing activities, net	(14,943)	(8,377)
Net cash provided by (used in) financing activities	401,966	(101,413)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(52,154)	(38,633)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(37,540)	(361,050)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	2,039,247	1,093,745
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$2,001,707	$732,695

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$15,080	$27,290
Income tax payments (refunds), net	$38,508	$(55,897)

CBRE Press Release
April 29, 2021

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Adjusted revenue for the Real Estate Investments segment
(iii)Net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted net income”)
(iv)Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)Adjusted EBITDA
(vi)Segment operating profit on revenue and net revenue margins
(vii)Free cash flow
(viii)Net debt
(ix)Business line operating profit
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue: net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business. Prior to 2021, the company utilized fee revenue to analyze the overall financial performance. This metric excluded additional reimbursed costs, primarily related to employees dedicated to clients, some of which included minimal margin.
With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.
With respect to adjusted net income, adjusted EPS, adjusted EBITDA, business line operating profit, and segment operating profit on revenue and net revenue margins:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA, business line operating profit, segment operating profit and segment operating profit on revenue and net revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our

CBRE Press Release
April 29, 2021

management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA, segment operating profit and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net debt, the company believes that investors use this measure when calculating the company’s net leverage ratio.
Net income attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted EPS), are calculated as follows (in thousands, except share and per share data):

	Three Months Ended March 31,
	2021	2020

Net income attributable to CBRE Group, Inc.	$266,202	$172,195

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	18,430	20,050
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	15,332	(7,784)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,099	5,753
Costs incurred related to legal entity restructuring	—	3,241
Integration and other costs related to acquisitions	—	783
Asset impairments	—	75,171
Tax impact of adjusted items	(8,471)	(15,298)

Net income attributable to CBRE Group, Inc., as adjusted	$292,592	$254,111

Diluted income per share attributable to CBRE Group, Inc., as adjusted	$0.86	$0.75

Weighted average shares outstanding for diluted income per share	339,580,504	339,737,911

CBRE Press Release
April 29, 2021

Adjusted EBITDA is calculated as follows (in thousands):

	Three Months Ended March 31,
	2021	2020

Net income attributable to CBRE Group, Inc.	$266,202	$172,195

Add:
Depreciation and amortization	122,078	113,794
Asset impairment	—	75,171
Interest expense, net of interest income	10,106	16,016
Provision for income taxes	76,327	51,182
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	15,332	(7,784)
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,099	5,753
Costs incurred related to legal entity restructuring	—	3,241
Integration and other costs related to acquisitions	—	783

Adjusted EBITDA	$491,144	$430,351

CBRE Press Release
April 29, 2021

Adjusted EBITDA for the trailing twelve months ended March 31, 2021 is calculated as follows (in thousands):

Trailing Twelve Months Ended March 31, 2021

Net income attributable to CBRE Group, Inc.	$845,996

Add:
Depreciation and amortization	510,012
Intangible asset impairment	13,505
Interest expense, net of interest income	61,843
Write-off of financing costs on extinguished debt	75,592
Provision for income taxes	239,246
Costs associated with transformation initiatives (1)	155,148
Costs associated with workforce optimization efforts (2)	37,594
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	6,944
Costs incurred related to legal entity restructuring	6,121
Integration and other costs related to acquisitions	973
Carried interest incentive compensation expense to align with the timing of associated revenue	204

Adjusted EBITDA	$1,953,178
_______________
(1)Commencing during the quarter ended September 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort.

CBRE Press Release
April 29, 2021

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (in thousands):

	Three Months Ended March 31,
	2021	2020
Property Management Revenue
Net revenue	$408,569	$399,352
Plus: Pass through costs also recognized as revenue	18,619	19,129
Revenue	$427,188	$418,481

	Three Months Ended March 31,
	2021	2020
Facilities Management Revenue
Net revenue	$1,156,489	$1,114,059
Plus: Pass through costs also recognized as revenue	2,323,012	2,221,734
Revenue	$3,479,501	$3,335,793

	Three Months Ended March 31,
	2021	2020
Project Management Revenue
Net revenue	$308,117	$331,661
Plus: Pass through costs also recognized as revenue	238,265	217,075
Revenue	$546,382	$548,736
Real Estate Investments adjusted revenue is computed as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Real Estate Investments
Total revenue	$211,129	$211,470

Adjustments:
Less: Cost of revenue	40,990	55,049
Add: Gain on disposition of real estate	156	22,827
Add: Equity income from unconsolidated subsidiaries	56,894	18,902
Less: Net income attributable to non-controlling interests	2,490	1,082
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	1,099	5,753
Net adjustments	$14,669	$(8,649)

Total adjusted revenue	$225,798	$202,821
Below represents a reconciliation of REI business line operating profitability to REI segment operating profit (in thousands):

	Three Months Ended March 31,
Real Estate Investments	2021	2020
Investment management operating profit	$68,809	$22,154
Development operating profit	8,800	31,967
Hana and segment overhead operating loss	(17,032)	(11,100)
Real estate investments segment operating profit	$60,577	$43,021